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                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

Dreyer's Grand Ice Cream, Inc.
Nestle Ice Cream Company, LLC
Edy's Grand Ice Cream
Rock Island Foods, Inc.
Edy's of Illinois, Inc.
Grand Soft Capital Company
Grand Soft Equipment Company
Yadon Enterprises, Inc.
BRW Management, Inc.
Rutledge Distributing, Inc.
Dreyer's International Inc.